VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

October 10, 2018

Re:	Invesco DB Multi-Sector Commodity Trust
Invesco DB Agriculture Fund

Registration Statement on Form S-1 (Registration Nos. 333-227188, 333-227188-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust and Invesco DB Agriculture Fund hereby request acceleration of the effective date of the Registration Statement on Form S-1 (Registration Nos. 333-227188, 333-227188-01), so that it becomes effective at 4:00 p.m., Eastern Time, on October 12, 2018, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
Name: Daniel Draper
Title: Principal Executive Officer

Invesco DB Agriculture Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
Name: Daniel Draper
Title: Principal Executive Officer

*By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Attorney-in-fact